Exhibit 3.1

                                    Exhibit A

                           Amendments to the Bylaws of
                         Barrett Business Services, Inc.



Section 5 of Article II is hereby amended and restated in its entirety as follows:

      " Section 5. Notice; Waiver. Notice of the date, time, and place of any special meeting shall be given at least [24] hours [prior] thereto by written notice delivered personally or given by facsimile transmission, [e-mail], or other form of [electronic transmission], or by mail or private carrier, to each director at his or her business address, [facsimile number, or e-mail address, as applicable].

      Such notice shall be deemed  effective  at the earliest of the  following:
      (a) when received, (b) [when transmitted by facsimile, e-mail, or other form of electronic transmission, (c)] three days after its deposit in the United States mail, as evidenced by the postmark, if mailed postpaid and correctly addressed, and [(d)] on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed [or sent] by or on behalf of the director. A director's attendance at, or participation in, a meeting shall constitute a waiver of notice of such meeting, except where a director at the beginning of the meeting, or promptly upon the director's arrival, objects to holding of the meeting or the transacting of business at the meeting and does not thereafter vote for or assent to action taken at the meeting. A written waiver[, or waiver by e-mail or other form of electronic transmission,] of notice of a meeting signed by a director entitled to such notice, whether before or after the time stated therein, which specifies the meeting for which notice is waived and which is filed with the records of the meeting shall be equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting."

Section 2 of Article III is hereby amended and restated in its entirety as follows:

      "Section 2. Authority. The executive committee, when the board of directors is not in session, shall have and may exercise all the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee and except also that neither the executive committee nor any other committee of the board of directors appointed pursuant to Section 9 of this Article III shall have the authority to (a) [authorize] dividends [on stock, except as permitted under the Maryland General Corporation Law;
      (b) issue stock,

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      except as provided in Section 10 of this Article  III];  (c)  recommend to the stockholders any action which requires stockholder approval; (d) amend the bylaws; or (e) approve a merger or share exchange which does not require stockholder approval."

Section 9 of Article III is hereby amended and restated in its entirety as follows:

      " Section 9. Appointment of Other Committees of the Board of Directors. The board of directors may from time to time create any other committee or committees of the board of directors and appoint members of the board of directors to serve thereon. Each member of any such committee shall hold office until the next regular annual meeting of the board of directors following his or her appointment and until his or her successor is appointed as a member of such committee. Each committee shall have [one] or more members and, to the extent specified by the board of directors, may exercise the powers of the board subject to the limitations set forth in Section 2 of this Article III."

A new Section 10 of Article III is hereby added as follows and current Sections 10 and 11 of Article III are renumbered accordingly:

      " Section 10. [Issuance of Stock. If the board of directors has given general authorization for the issuance of stock providing for or establishing a method or procedure for determining the maximum number of shares to be issued, a committee of the board of directors, in accordance with that general authorization or any stock option plan or other plan or program adopted by the board of directors, may authorize or fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the board of directors under the Maryland General Corporation Law.]"


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